OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DiamondCluster International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

DiamondCluster International, Inc.

Suite 3000 John Hancock Center
875 North Michigan Ave., Chicago, IL 60611
T (312) 255 5000 F (312) 255 6000
www.diamondcluster.com

Notice of Annual Meeting of Stockholders to be Held on September 23, 2003

The annual meeting of stockholders of DiamondCluster International, Inc. will be held on Tuesday, September 23, 2003 at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois, at 10:00 a.m. local time for the following purposes:

1.	To elect three directors for a term of three years to replace directors whose terms are expiring and two directors for a term of two years to fill vacancies created by the retirement of a director and the resignation of a director.
2.	To approve a plan of recapitalization to convert all Class A and Class B Common Stock into a new class of capital stock called Common Stock and adopt related amendments to our Restated Certificate of Incorporation.
3.	To approve amendments to the DiamondCluster Employee Stock Purchase Plan.
4.	To ratify the recommendation of the Audit Committee that KPMG LLP be appointed independent auditors for the Company for fiscal year 2004.
5.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 25, 2003 are entitled to notice of and to vote at the meeting.

Your vote is important. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors

Nancy K. Bellis
Vice President, General Counsel and Secretary

August 8, 2003

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
The Board Of Directors And Its Committees
Executive Compensation
Report of the Compensation Committee on Executive Compensation
Amount and Nature of Beneficial Ownership
PROPOSED PLAN OF RECAPITALIZATION
PROPOSED AMENDMENTS TO THE DIAMONDCLUSTER EMPLOYEE STOCK PURCHASE PLAN
Summary of the ESPP
Principal Accountant Fees and Services
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Submission Of Stockholder Proposals
OTHER MATTERS
ANNEX A
ANNEX B
AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION AND PLAN OF RECAPITALIZATION OF DIAMONDCLUSTER INTERNATIONAL, INC.
ANNEX C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIAMONDCLUSTER INTERNATIONAL, INC.
ARTICLE 1NAME
ARTICLE 2REGISTERED OFFICE AND AGENT
ARTICLE 3PURPOSE AND POWERS
ARTICLE 4CAPITAL STOCK
ARTICLE 5BOARD OF DIRECTORS
ARTICLE 6COMPROMISE OR ARRANGEMENT
ARTICLE 7AMENDMENT OF BY-LAWS
ARTICLE 8RESERVATION OF RIGHT TO AMEND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE 9STOCKHOLDER MATTERS
ARTICLE 10AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ANNEX D

DiamondCluster International, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue
Chicago, Illinois 60611

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend DiamondCluster’s annual meeting on September 23, 2003 beginning at 10:00 a.m. Central Time. The meeting will be held at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois. We are furnishing these proxy materials in connection with the Board of Directors’ solicitation of proxies to be voted at the meeting and at any meeting following an adjournment of the meeting. We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about August 8, 2003 to holders of DiamondCluster’s Class A Common Stock, par value $.001 per share (“Class A Shares”), and Class B Common Stock, par value $.001 per share (“Class B Shares”), as of July 25, 2003, the record date for the meeting.

Proxies and Voting Procedure

Your vote is important. Most stockholders have a choice of voting over the Internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunications and Internet access charges for which you will be responsible. The Internet voting facilities for stockholders of record will close at 4:00 p.m. Eastern Time on September 22, 2003. The Internet voting procedure has been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed later-dated proxy (including an Internet vote) or by voting by ballot at the meeting. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement was printed, we did not anticipate any other matters would be raised at the meeting.

Stockholders Entitled to Vote

Stockholders at the close of business on July 25, 2003 are entitled to notice of and to vote at the meeting. As of July 25, 2003, there were                     common shares issued and outstanding of which                     were Class A Shares and                     were Class B Shares.

Quorum, Number of Votes per Share and Required Vote

The presence in person or by proxy of the holders of a majority of the shares of common stock representing a majority of the votes entitled to vote is necessary to constitute a quorum for all matters coming before the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Except as otherwise required by Delaware law, under the Company’s Restated Certificate of Incorporation, the Class A and Class B Shares vote together as a single class on all matters coming before the meeting. Each

Class A Share is entitled to one vote per share, and each Class B Share is entitled to five votes per share, on each matter coming before the meeting.

A plurality of the votes duly cast is required for the election of directors; that is, the nominees receiving the greatest number of votes will be elected.

Under Delaware law, the holders of Class B Shares are entitled to vote as a class upon the plan of recapitalization and related amendments to the Company’s Restated Certificate of Incorporation since the plan and amendment will adversely affect the Class B Shares by reducing the voting rights of such class. Approval of the plan of recapitalization will require the affirmative vote of a majority of the outstanding Class B Shares voting as a single class and a majority of the outstanding Class A and Class B Shares voting together as a group.

Approval of all other matters coming before the meeting requires the affirmative vote of a majority of the votes of Class A and Class B Shares together present in person or by proxy. Abstentions and broker non-votes are not counted for the election of directors or the approval of any matter.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by the Company’s Transfer Agent and Registrar.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and the 2003 annual report are also available on DiamondCluster’s Internet site at http://www.diamondcluster.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, saving the Company the cost of producing and mailing these documents. If you are a stockholder of record, you can elect this option by following the instructions provided when you vote your proxy over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call DiamondCluster’s stockholder services toll-free number ((800) 526-0801) to ask for paper copies.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission and Nasdaq, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of DiamondCluster stock.

Stockholder Account Maintenance

Our transfer agent is Mellon Investor Services. All communications concerning accounts of stockholders of record, including name or address changes and transfer requirements, should be directed to Mellon Investor Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660 (800) 526-0801, www.melloninvestor.com.

ELECTION OF DIRECTORS

Members of the Board of Directors are divided into three approximately equal classes, one class of which is elected each year to succeed the directors whose terms are expiring. The nominees named for election at the September 23, 2003 meeting for three-year terms to succeed directors whose terms are expiring are Donald R. Caldwell, Alan C. Kay and Samuel K. Skinner. In addition, Mr. Weber, whose term was to expire in 2005, will retire from the Board immediately prior to the annual meeting of stockholders. Michael E. Mikolajczyk has been nominated to fill the vacancy created by Mr. Weber’s retirement. Also, Messrs. John D. Loewenberg and Pedro Nueno, who were serving on DiamondCluster’s Board for terms expiring in 2004 and 2005, respectively, have resigned. The nominee named to fill the vacancy created by Mr. Nueno’s resignation is Javier Rubio. The Board has chosen not to fill the vacancy created by Mr. Loewenberg’s resignation and has reduced the number of directors comprising the Board to ten in accordance with the provisions of the Company’s Restated Certificate of Incorporation and Bylaws.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the proxy card intend to vote for the election of each of these nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If on account of death or unforeseen contingencies any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DONALD R. CALDWELL, ALAN C. KAY, MICHAEL E. MIKOLAJCZYK, JAVIER RUBIO AND SAMUEL K. SKINNER

Nominees for the Class of Directors Whose Terms Expire in 2006

Donald R. Caldwell has been a member of DiamondCluster’s Board of Directors since June 1994. In March 1999 Mr. Caldwell founded and presently serves as Chief Executive Officer of Cross Atlantic Capital Partners, Inc.. From February 1996 to March 1999 Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. From April 1991 to December 1993 Mr. Caldwell was the President of Valley Forge Capital Group, Ltd. Prior to that time, Mr. Caldwell held various executive and management positions with a predecessor company of Cambridge Technology Partners (Massachusetts), Inc. and Arthur Young & Co., a predecessor to Ernst & Young, LLP. Mr. Caldwell currently serves on the boards of directors of Brainspark PLC, IT Capital Partners and Quaker Chemical Corporation in addition to numerous privately held companies and other civic organizations. Age 57.

Alan C. Kay has been a member of DiamondCluster’s Board of Directors since June 1996 and currently is President of Viewpoints Research Institute, Inc. and a Senior Fellow at HP Labs. From 1996 to 2001 Dr. Kay was Vice President of research and development for Walt Disney Imagineering, Inc. and a Disney fellow. From 1984 to 1996 Dr. Kay was an Apple fellow at Apple Computer, Inc. Prior to that time Dr. Kay held scientific positions at Atari Corporation and Xerox Palo Alto Research Center. He was a research associate and lecturer in computer science at Stanford University from 1969 to 1971. Age 63.

Samuel K. Skinner recently retired from USFreightways, a major transportation and logistics service provider, where he had served as President from July 17, 2000 and Chairman of its Board from January 1, 2001. Prior to joining USFreightways, Mr. Skinner was President of the Commonwealth Edison Company and its holding company Unicom Corporation, one of the nation’s largest electric utilities. Prior joining Commonwealth Edison, Mr. Skinner served as Chief of Staff to President George H. W. Bush. Mr. Skinner is a director of Midwest Express Holdings, Inc. and Navigant Consulting, Inc. He is also involved with numerous charitable and not-for-profit organizations including the U.S. Business RoundTable and United States Chamber of Commerce where he serves as a director. Age 65.

Nominee to Fill the Vacancy Created by Mr. Weber’s Retirement

Michael E. Mikolajczyk co-founded DiamondCluster in April 1994 and has served as a member of the Board of Directors since then. From April 1994 until July 1998 Mr. Mikolajczyk served as DiamondCluster’s Senior Vice President, Chief Financial and Administrative Officer. From July 1998 until April 2000 Mr. Mikolajczyk served as President. In July 1999 he became Secretary and from April 1, 2000 until his retirement in August 2001 he also served as vice chairman. Since his retirement, Mr. Mikolajczyk has been an independent consultant. Prior to joining DiamondCluster, he served as Senior Vice President of Finance and Administration and Chief Financial Officer for Technology Solutions Company. Prior to that time, Mr. Mikolajczyk held several senior financial and corporate development positions at MCI Telecommunications Corporation. Age 51. If elected to fill the unexpired term of Mr. Weber, Mr. Mikolajczyk’s term will expire in 2005.

Nominee to Fill the Vacancies Created by Mr. Nueno’s Resignation

Javier Rubio has served as a member of the Board of Directors since the consummation of the business combination between the Company and Cluster Consulting in November 2000. From November 2000 through June 2003 Mr. Rubio also served as DiamondCluster’s President, Europe and Latin America. Mr. Rubio resigned from his operating responsibilities with the Company effective June 30, 2003. Mr. Rubio founded Cluster in 1993 serving as its Chairman and Chief Executive Officer. Prior to founding Cluster, Mr. Rubio held several senior positions with other consulting firms, including seven years in various positions with the MAC Group (Gemini Consulting) and the Monitor Company. Mr. Rubio is a top advisor to chief executive officers and a respected voice in the telecom industry across Europe. Age 43. If elected to fill the unexpired term of Mr. Nueno, Mr. Rubio’s term will expire in 2005.

Directors Whose Terms of Office Continue

Edward R. Anderson has been a member of DiamondCluster’s Board of Directors since June 1994. Mr. Anderson served as Chairman of TorchQuest, Inc. from November 2000 until August 2001 and as Chief Executive Officer from August 2001 until June 2003. From July 1999 until July 2000 Mr. Anderson was the Chairman and Chief Executive Officer of E-Certify Corp. From January 1994 to July 1999 he was president, chief executive officer and director of CompuCom Systems, Inc., having joined CompuCom as Chief Operating Officer in August 1993. Age 56. Term expires in 2005.

Melvyn E. Bergstein co-founded DiamondCluster in January 1994 and served as its Chairman, Chief Executive Officer and President until July 1, 1998 when Mr. Bergstein vacated the office of President in favor of Mr. Mikolajczyk. Mr. Bergstein has been a member of DiamondCluster’s Board of Directors since January 1994. Prior to co-founding DiamondCluster, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including twenty-one years in various positions with Arthur Andersen & Co.’s consulting division, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc., a publicly-traded real estate investment trust. Age 61. Term expires 2004.

Mark L. Gordon has been a member of DiamondCluster’s Board of Directors since August 1999. Mr. Gordon is an attorney with the law firm Gordon & Glickson LLC and has been a partner of that firm since August 1979, currently serving as its managing partner. Mr. Gordon founded Gordon & Glickson’s technology practice and advises a wide range of emerging technology companies on business and legal matters. Age 51. Term expires in 2004.

Adam J. Gutstein co-founded DiamondCluster in January 1994 and has served as a vice president since inception and as a member of DiamondCluster’s Board of Directors since August 1999. From July 1998 until April 2000 Mr. Gutstein served as Chief Operating Officer. From April to November 2000 Mr. Gutstein served as President. Mr. Gutstein is also a member of the Board of Directors of Healthaxis, Inc. Prior to joining DiamondCluster, Mr. Gutstein was a vice president at Technology Solutions Company and a manager with Andersen Consulting, now Accenture Ltd. Age 40. Term expires in 2005.

John J. Sviokla joined DiamondCluster in September 1998 as a vice president and became a member of DiamondCluster’s Board of Directors in August 1999. Since April 1, 2000 Dr. Sviokla has been a vice chairman. Prior to joining DiamondCluster, Dr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Dr. Sviokla has authored over 100 articles, cases, videos, tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including Kellogg, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. His current research and consulting focuses on how executives can create value with technology. Age 46. Term expires 2004.

The Board Of Directors And Its Committees

DiamondCluster’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Currently, the Board has Audit, Compensation, and Nominating and Governance committees. During fiscal 2003 the Board held six meetings and acted twice by unanimous written consent. During fiscal 2003 all directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by committees on which they served with the exception of Messrs. Anderson and Weber, who each attended two-thirds of the meetings of the Board of Directors.

Nominating and Governance Committee

The Nominating and Governance Committee, which is composed of four members, Messrs. Caldwell, Gordon, Mikolajczyk and Weber, has the authority to (i) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of stockholders; (ii) recommend to the Board the Corporate Governance Guidelines applicable to the Company;

(iii) lead the Board in its annual review of the Board’s performance; (iv) recommend to the Board director nominees for each committee; (v) identify and recommend to the Board potential successors to the CEO position; and (vi) undertake such matters from time to time relating to Board nominations or corporate governance as the Committee shall deem appropriate. The Nominating and Governance Committee was established in February 2003 and met once during fiscal 2003. Mr. Gordon serves as Chairman of the Committee.

The Committee will consider nominees for directorship recommended by a stockholder provided such stockholder complies with the notice procedures set forth in Section 3.14 of the Company’s Bylaws. Section 3.14 requires a stockholder to submit a written notice to the Secretary of the Company not less than 45 days prior to an annual meeting or, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, such notice must be received by the Company’s Secretary no later than the close of business on the 15th day following the date on which notice of the date of the annual meeting was made. The stockholders’ notice must contain the information about the nominee and the stockholder that is required by Section 3.14 of the Company’s bylaws.

Audit Committee

The Audit Committee, which is composed of two members, Messrs. Caldwell and Gordon, has authority to review and recommend to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company’s financial statements. The members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee met eight times during fiscal 2003. The Audit Committee’s Charter is attached to this proxy statement as Annex A. The Audit Committee has furnished the following report for the 2003 fiscal year:

Report of the Audit Committee

In connection with the March 31, 2003 consolidated financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with KPMG LLP, the Company’s independent auditors, the matters required by Statement on Auditing Standards No. 61; and (iii) received and discussed with KPMG LLP matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed with the Securities and Exchange Commission.

Donald R. Caldwell, Chairman

Mark L. Gordon

Compensation Committee

The Compensation Committee, which is composed of five members, Messrs. Anderson, Caldwell, Gordon, Kay and Weber, has authority to review and recommend to the Chief Executive Officer and the Board of Directors policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of employee benefit plans. The Compensation Committee met six times during fiscal 2003.

Compensation of Directors

During fiscal 2003, directors received no cash compensation for their services except for reimbursement of expenses incurred in connection with attending meetings of the Board of Directors and its committees. Effective April 1, 2003, upon recommendation of management in recognition of the significant involvement required by its Board members, non-employee directors will receive annual compensation of $25,000 plus the following attendance fees: $1,000 per Board meeting and committee meeting not held in conjunction with a Board meeting for in-person attendance, $500 per telephonic Board or committee meeting and $500 per committee meeting attended in conjunction with a regular Board meeting. In addition, non-employee directors will receive an annual grant of 5,000 restricted shares, proportionately vesting every three months during a one-year period. The Chairman of the Audit Committee will receive an additional annual grant of 500 restricted shares and the Chairmen of the Compensation Committee and the Nominating and Governance Committee will receive an additional annual grant of 300 restricted shares.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended March 31, 2003 (the “Named Officers”) together with such information for the fiscal years ended March 31, 2002 and March 31, 2001.

Summary Compensation Table(1)

Name and
Principal	Fiscal				Other Annual	Long Term			All Other
Position	Year	Salary		Bonus	Compensation	Compensation			Compensation(2)	Total
						Restricted	Securities
						Stock	Underlying
						Awards	Options
Melvyn E. Bergstein	2003	$532,648		—	—	—	24,200		$7,401	$540,049
Chairman & CEO	2002	277,344	(3)	—	—	$156,250 (3)	61,600	(4)	4,902	438,496
	2001	550,000		$275,000	—	—	45,400		4,956	829,956

Michael J. Connolly	2003	467,500		—	$50	—	12,825		1,187	468,737
	2002	459,877		—	2,113	—	80,200	(4)	1,187	463,177
	2001	375,000		187,500	1,019	—	173,300		1,037	564,556

Adam J. Gutstein	2003	467,500		—	—	—	19,800		1,206	468,526
	2002	459,877		—	—	—	70,200	(4)	1,206	460,903
	2001	425,000		212,500	—	—	173,900		1,037	638,537

Javier Rubio(5)	2003	467,286		—	—	—	7,125		—	467,286
	2002	407,704		—	—	—	63,200	(4)	177	407,881
	2001	167,555	(6)	60,298 (6)	—	—	125,000	(7)	—	227,853

Ferran Soriano(5)	2003	401,376		—	—	—	15,775		1,022	402,398
	2002	350,093		—	—	—	60,300	(4)	1,763	351,856
	2001	132,535	(6)	68,912 (6)	—	—	47,000	(8)	—	201,447

(1)	The compensation described in this table does not include (i) medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of DiamondCluster or (ii) certain perquisites and other personal benefits, securities, or property received by the Named Officers which do not in the aggregate exceed the lesser of $50,000 or 10% of the Named Officer’s salary during the fiscal year.

(2)	Represents the excess of the group life insurance premium paid on behalf of the Named Officer in the respective fiscal year over the premium for life insurance generally available to all salaried employees.

(3)	Mr. Bergstein voluntarily declined his salary for six months of fiscal year 2002 and was granted 15,155 restricted Class B shares in lieu of the foregone salary, which as of the date of grant had a fair market value of $156,250 based on a closing price of $10.31 on August 9, 2001.

(4)	Includes annual fiscal 2003 grant of options, the granting of which was accelerated to November 2001 from April 2002.

(5)	Effective June 30, 2003, Messrs. Rubio and Soriano resigned from the Company.

(6)	For the period November 28, 2000 through March 31, 2001.

(7)	Excludes 527,665 options granted in fiscal year 2001 in connection with the November 28, 2000 acquisition of Cluster.

(8)	Excludes 188,392 options granted in fiscal year 2001 in connection with the November 28, 2000 acquisition of Cluster.

Options Granted to Named Officers During Fiscal 2003

		Percent of
		Total Options			Realizable Value
	Number of	Granted to			at Assumed
	Class B Shares	Employees	Exercise		Stock Price
	Underlying	in Fiscal	Price Per	Expiration	Appreciation for
Name	Options Granted	Year	Share	Date	Option Terms(1)
					5%	10%
Melvyn E. Bergstein	24,200	1%	$13.02	8/1/2010	$158,197	$382,840

Michael J. Connolly	12,825	(2)	13.02	8/1/2010	83,838	202,889

Adam J. Gutstein	19,800	1%	13.02	8/1/2010	129,434	313,233

Javier Rubio	7,125	(2)	13.02	11/1/2010	46,577	112,716

Ferran Soriano	6,375	(2)	3.03	11/1/2010	9,166	21,933
	9,400	(2)	0.76	7/1/2006	1,127	2,367

(1)	This table is presented solely for purposes of complying with the rules of the Securities and Exchange Commission and does not necessarily reflect the amounts the Named Officers will actually receive upon any sale of the shares acquired upon exercise of the options. The amounts shown are calculated assuming that the market value of the common stock issuable upon exercise of the option is equal to the exercise price per share as of the date of grant. The dollar amounts under these columns assume a compounded annual market price increase for the underlying shares of common stock from the date of grant to the end of the option term of 5% and 10%, respectively. This format is prescribed by the Securities and Exchange Commission and is not intended to forecast future appreciation of shares of the common stock. The actual value, if any, the Named Officer will realize will depend on the excess of the market price received by the Named Officer upon the sale of shares of the common stock issued upon exercise over the option exercise price. Accordingly, there is no assurance that the above value realized by a Named Officer will be at or near the value estimated.

(2)	Less than 1%

Options Exercised by Named Officers During Fiscal 2003

And Fiscal Year End Values

	Shares		Number of Securities				Value of Unexercised
	Acquired	Value	Underlying Unexercised				In the Money Options
	on Exercise	Realized	Options at March 31, 2003				as of March 31, 2003(1)
Name			Exercisable		Unexercisable		Exercisable	Unexercisable
Melvyn E. Bergstein			110,850		122,356		$0	$0
Michael J. Connolly	642	$6,702	170,875		206,643		1,176	0
Adam J. Gutstein			149,110		197,467		0	0
Javier Rubio			67,582	(2)	655,408	(2)	0	0
Ferran Soriano			17,974	(2)	246,493	(2)	1,203	4,813

(1)	Calculated using a market value of $1.40 per share as of March 31, 2003.

(2)	All exercisable and unexercisable options of Messrs. Rubio and Soriano were forfeited as of their resignations from the Company June 30, 2003.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Anderson, Caldwell, Gordon, Kay and Weber. None of the Named Officers has served on the board of directors or compensation committee of any other entity whose officers served either on DiamondCluster’s Board of Directors or its Compensation Committee. For fiscal 2003, recommendations concerning the aggregate compensation of all of DiamondCluster’s partners* (including its Named Officers) were made to the Board of Directors by DiamondCluster’s Chief Executive Officer and DiamondCluster’s Management Committee (“Management Committee”), and decisions regarding such aggregate compensation were made by the full Board of Directors. Under the terms of the Partners’ Operating Agreement, allocations among DiamondCluster’s partners (including its executive officers) are made by the Management Committee upon approval of the aggregate amount of such compensation by the Board of Directors and the approval of the actual allocations by at least seventy percent of DiamondCluster’s partners. All partners are vice presidents of the Company.

*	The term “partner” is an internal designation only and does not refer to a partner of a general or limited partnership.

Report of the Compensation Committee on Executive Compensation
The Compensation Committee has furnished the following report on executive compensation:

The compensation of the Named Officers and all other officers who have been promoted to partner (i.e., vice president) of DiamondCluster is determined in accordance with the Partners’ Operating Agreement of which the Partners’ Compensation Program is a part. Under this agreement, officers’ compensation (other than members of the Management Committee) is approved by DiamondCluster’s Management Committee and Management Compensation Committee (non-board committees composed of partners and established under the Partners’ Operating Agreement). The compensation of members of the Management Committee is approved by the Board of Directors. The purpose and design of this structure is to provide a combination of (i) base salary that reflects the partner’s experience and contribution to the Company, (ii) bonus based on the Company’s achievement of certain annual financial targets and individual performance and (iii) equity to reward individual performance and link those rewards to DiamondCluster’s success, motivate teamwork, and encourage partners to maintain equity interests in DiamondCluster. The Partners’ Compensation Program provides for the establishment of target bonuses as a percentage of base salary to be paid in cash and/or equity to the partners annually, provided that there are sufficient earnings to first provide for a return to the stockholders and for bonuses to non-partner employees.

Due to the worldwide economic downturn during fiscal 2003 and the resultant effect on the Company’s business, no cash bonuses were paid to the Company’s North American employees. In addition, in July and August of 2001, all North American partners were asked to accept a 15% reduction in base compensation and all non-partner North American employees with a base compensation of more than $50,000 were asked to accept a 10% reduction in base compensation. In addition, partners and certain non-partner employees in Europe and Latin America voluntarily agreed to a 10-15% reduction in their base compensation. Effective July 1, 2003 and reflective of the Company’s improved financial results, salary reductions for North American employees were restored 100% for non-partner employees and 50% for partners.

CEO Compensation. Historically Mr. Bergstein has received compensation increases that reflect his leadership of DiamondCluster, its growth, his contributions to recruiting key employees as well as his contributions to DiamondCluster’s revenues by attracting and serving significant clients. In light of the downturn in the Company’s business during fiscal 2003, no member of management, including Mr. Bergstein, received any salary increase.

Policy on Qualifying Compensation. Section 162(m) of the Internal Revenue Code (“Code”) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to Named Officers that is not “performance-based” as defined in Section 162(m). In order for incentive compensation to qualify as “performance-based” compensation under Section 162(m), DiamondCluster’s discretion to grant awards must be limited. The Board of Directors believes that the benefit of retaining the ability to exercise discretion under DiamondCluster’s incentive compensation plans outweighs the risk of loss of tax deductions under Section 162(m). Historically, DiamondCluster did not seek to qualify its incentive compensation plans under Section 162(m).

Edward R. Anderson

Donald R. Caldwell
Mark L. Gordon
Alan C. Kay
Arnold R. Weber, Chairman

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DIAMONDCLUSTER INTERNATIONAL, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RUSSELL 2000 INDEX

	Cumulative Total Return

	3/98	3/99	3/00	3/01	3/02	3/03

DiamondCluster International, Inc.	100.00	84.63	361.93	47.82	71.12	7.71
Nasdaq Stock Market (U.S.)	100.00	135.08	250.99	100.60	101.32	74.37
Russell 2000	100.00	83.74	114.98	97.35	110.97	81.04

*	Specified ending dates or ex-dividends dates.

**	All Closing Prices and Dividends are adjusted for stock splits and stock dividends.

***	“Begin Shares” based on $100 investment.

Partners’ Operating Agreement

All partners of the Company are bound by the Partners’ Operating Agreement, which provides (among other things) procedures for the (i) nomination of candidates to the office of Chief Executive Officer, (ii) removal and retention of the Chief Executive Officer, (iii) admission and removal of partners, and (iv) determination of the compensation of management personnel. As further described under “Plan of Recapitalization” appearing elsewhere in this proxy statement, during the past year, our Board of Directors engaged in a detailed review of our system of corporate governance. As part of this review, our Board of Directors approved amendments to the Partners’ Operating Agreement to bring it more in line with the governance of other public companies. These amendments give our Board of Directors, as opposed to our partners, the ultimate decision making authority in the CEO selection and removal process.

Voting and Stock Restriction Agreement

Employee-stockholders have agreed to be bound by the Second Amended and Restated Voting and Stock Restriction Agreement in connection with acquisition of Class B Shares. The Voting and Stock Restriction Agreement provides (among other things) for (i) the employee-stockholders’ grant of a proxy to the Chief Executive Officer of the Company conveying the right to vote their Class B Shares, (ii) rights of first offer of the Company to purchase Class B Shares offered by employee-stockholders, and (iii) restrictions on the transferability of the certain shares of Common Stock. Assuming the receipt of the requisite stockholders’ vote on the plan of recapitalization, effective as of the date of this annual meeting of stockholders, the Voting and Stock Restriction Agreement will be terminated simultaneous with such approval.

Certain Relationships and Related Transactions

It is the Company’s policy to reimburse private airplane travel expenses in connection with Company business in order to minimize the time spent by employees traveling to client sites given the unreliability of commercial air travel, accommodate client schedules and in certain instances transport entire engagement teams to and from client sites efficiently and economically, provided the cost of such travel is at or below prevailing market rates for private or chartered aircrafts. During the period April 1, 2002 through March 31, 2003 the Company reimbursed Mr. Bergstein $379,114 and Mr. Gutstein $207,471 for business-related travel on KingAir 350 airplanes they each indirectly owned during fiscal 2003.

As of his termination of employment with the Company effective June 30, 2003, Mr. Javier Rubio entered into an agreement with the Company to serve as a Client Relations Executive (“CRE”) for a period of one year. As a CRE, Mr. Rubio will, among other things, develop key commercial initiatives for clients with whom Mr. Rubio played a key role while employed by the Company and transition his prior managerial responsibilities. As a CRE Mr. Rubio will receive an annual retainer in the amount of £96,000 (approximately $159,506 on June 30, 2003).

Principal Stockholders

The following table sets forth certain information as of July 1, 2003 (except as otherwise indicated) regarding the beneficial ownership of DiamondCluster’s common stock for:

•	each person who is known to DiamondCluster to be the beneficial owner of more than 5% of the Class A Common Stock;

•	each person who is known to DiamondCluster to be the beneficial owner of more than 5% of the Class B Common Stock;

•	DiamondCluster’s directors and nominees;

•	the Named Officers; and

•	all executive officers and directors as a group.

Beneficial ownership of Class A and Class B Shares has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the amounts in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A or Class B Shares.

Amount and Nature of Beneficial Ownership

		Number of	Percent of
Name and Address	Class(1)	Shares	Class(2)
Anderson, Edward R.(3)	Class A	98,520	**
	Class B	—	—
Bergstein, Melvyn E. individually(4,5)	Class A	810,028	2.7
	Class B	266,740	2.2
Bergstein, Melvyn E. as proxy holder(6)	Class A	—	—
	Class B	11,836,688	97.8%
Boston Company Asset Management, LLC(7)	Class A	1,950,260	6.6
	Class B	—	—
Boston Safe Deposit and Trust Company(7)	Class A	2,097,760	7.1
	Class B	—	—
Caldwell, Donald R.(8)	Class A	75,545	**
	Class B	—	—
Connolly, Michael J.(4,6,9)	Class A	—	—
	Class B	257,307	2.1
Downtown Associates(10)	Class A	2,339,600	7.9
	Class B	—	—
Gordon, Mark L.(11)	Class A	47,050	**
	Class B	—	—
Gutstein, Adam J.(4,6,12)	Class A	47,960	**
	Class B	369,234	3.1
Kay, Alan C.(13)	Class A	140,002	**
	Class B	—	—
Mikolajczyk, Michael E.(14)	Class A	604,386	2.0
	Class B	—	—
Rubio, Javier	Class A	1,891,596	6.4
	Class B	—	—
Skinner, Samuel K.	Class A	—	—
	Class B	—	—
Sviokla, John(4,6,15)	Class A	8,750	**
	Class B	197,714	1.6
Weber, Arnold R.(16)	Class A	42,800	**
	Class B	—	—
All executive officers and directors as a group (13 persons)(6,17)	Class A	3,884,584	13.1
	Class B	1,479,771	12.2

**	Less than 1% of the class outstanding.

(1)	In the event that a Class B Share is transferred to any party other than a “permitted holder” (generally an employee of the Company, a company or partnership controlled by the employee, or the Company), or if a beneficial or record holder of a Class B Share ceases to be a permitted holder, the share is automatically and immediately converted into a Class A Share. Class A Shares may not be converted into Class B Shares.

(2)	Solely for the purpose of determining beneficial ownership herein, the number of shares of common stock deemed outstanding as of July 1, 2003 (i) assumes 29,413,352 Class A Shares and 3,995,180 Class B Shares were outstanding as of such date, and (ii) includes additional shares of common stock issuable pursuant to options held by such owner which may be exercised within 60 days after July 1, 2003 (“presently exercisable options”), as set forth below. As indicated in footnote 5 below, pursuant to

Rule 13d-3 of the Exchange Act, Mr. Bergstein is shown as the beneficial owner of 11,836,688 Class B Shares, or 97.8% percent of the Class, by virtue of the proxies he holds on behalf of all employees of the Company (other than himself) to vote their Class B Shares. However, because each holder of Class B Shares included in the table has investment power, including the power to dispose, or to direct the disposition of, such holder’s Class B Shares, each such holder is also shown as the beneficial owner of such Shares pursuant to Rule 13d-3 of the Exchange Act. As a result, the beneficial ownership interest of Mr. Bergstein with respect to each other holder of Class B Shares included in the table is duplicative of such holder’s beneficial ownership.

(3)	Includes 30,000 Class A Shares issuable pursuant to options exercisable within 60 days, 20,000 of which are out of the money.

(4)	The address of each of Messrs. Bergstein, Connolly, Gutstein, Rubio and Sviokla is Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611.

(5)	Includes 142,711 Class B Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(6)	All holders of Class B Shares, including Messrs. Connolly, Gutstein, and Sviokla, have granted to Mr. Bergstein, as the current Chief Executive Officer, the right to vote such shares pursuant to the terms of irrevocable proxies. See “Voting and Stock Restriction Agreement.” As of July 1, 2003 includes 11,865,848 Class B Shares subject to such proxies, including 7,965,537 shares issuable pursuant to presently exercisable options held by all of the employees of the Company. Mr. Bergstein expressly disclaims beneficial ownership of such Class B Shares as the holders of such Shares have investment power, including the power to dispose, or to direct the disposition of, such Shares.

(7)	Beneficial ownership of Class A shares as of July 8, 2003. The address of Boston Company Asset Management and Boston Safe Deposit and Trust Company is c/o Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258.

(8)	Includes 40,000 Class A Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(9)	Includes 189,134 Class B Shares issuable pursuant to options exercisable within 60 days, 182,948 of which are out of the money.

(10)	Beneficial ownership of Class A Shares as of March 31, 2003. The address of Downtown Associates is 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(11)	Includes 20,000 Class A Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(12)	Includes 10,000 Class A Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(13)	Includes 176,946 Class B Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(14)	Includes 99,858 Class A Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(15)	Includes 159,832 Class B Shares issuable pursuant to options exercisable within 60 days, all of which are out of the money.

(16)	Includes 37,500 Class A Shares issuable pursuant to options exercisable within 60 days, 32,500 of which are out of the money.

(17)	Includes in the aggregate 237,358 Class A Shares and 891,853 Class B Shares issuable pursuant to options exercisable within 60 days held by all directors and executive officers in the aggregate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% owners”) to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and Nasdaq. Officers, directors and 10% owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. During fiscal year 2003 one Form 4 filed on behalf of each of Messrs. Connolly, Mui, Quade, Soriano and Vinas was not timely filed.

PROPOSED PLAN OF RECAPITALIZATION

During the past year, our Board of Directors engaged in a detailed review of our system of corporate governance. The Board considered the effect of the Sarbanes-Oxley Act and the corporate governance standards being adopted for listed companies by the Nasdaq National Market. After a thorough review, the Board concluded that amendments to the Corporation’s Restated Certificate of Incorporation and internal governance agreements should be made to assure continued independence of a majority of the Board and the proper functioning of the Audit and other committees of the Board.

As a result of this process, the Board of Directors has approved, subject to the approval of our stockholders, a Plan of Recapitalization attached to this proxy statement as Annex B. Pursuant to this Plan of Recapitalization, we propose to convert all Class A and Class B Common Stock into shares of a new class of capital stock called Common Stock, and in connection with the conversion, amend and restate our Restated Certificate of Incorporation to (i) eliminate the Class A and Class B Common Stock and (ii) create a new class of capital stock called Common Stock with a total number of Three Hundred Million (300,000,000) shares authorized for issuance. Upon approval of the Plan of Recapitalization, all issued shares of Class A Common Stock and all issued shares of Class B Common Stock will be converted into shares of Common Stock on a one-to-one basis.

Our common stock is currently divided into two classes, Class A and Class B. As of July 25, 2003 there were Two Hundred Million (200,000,000) shares of Class A Common Stock authorized for issuance and                      shares of Class A Common Stock outstanding and One Hundred Million (100,000,000) shares of Class B Common Stock authorized for issuance and                      shares of Class B Common Stock outstanding.

Our Class B Common Stock is identical to our Class A Common Stock except in two respects. Our Class A Common Stock is entitled to one vote per share on all matters submitted to a vote of holders of Common Stock whereas our Class B Common Stock is entitled to five votes per share. Additionally, our Class B Common Stock may be owned beneficially or of record only by permitted holders. Permitted holders of Class B Common Stock are persons who are our employees, certain entities controlled by our employees and trusts for the primary benefit of our employees or their families and the Company. In the event that any share of Class B Common Stock is transferred to any party other than a permitted holder, or if a beneficial or record holder of a share of Class B Common Stock ceases to be a permitted holder, the share automatically and immediately converts into a share of Class A Common Stock.

The new class of Common Stock will be the same as the Class A Common Stock. It will be entitled to one vote per share on all matters submitted to a vote of holders of Common Stock and there were be no restrictions on the ownership or transferability of shares of Common Stock.

Because each outstanding share of Class B Common Stock has five votes, the holders of the Class B Common Stock may significantly influence all matters brought to a vote of our stockholders. In addition, all of the holders of our Class B Common Stock have granted proxies to our Chief Executive Officer to vote their shares. Accordingly, the Chief Executive Officer currently has the right to vote 100% of the outstanding shares of Class B Common Stock.

Our Board of Directors has determined that it is no longer in the Company’s best interest for our Chief Executive Officer to have such voting control. The Board of Directors has approved this Plan of Recapitalization in order to bring our system of corporate governance more in line with the governance of other public companies. Implementation of this Plan will eliminate the voting control currently held by our Chief Executive Officer, although certain aspects of our unique system will remain under the Partners’ Operating Agreement, as amended. See “Partners’ Operating Agreement” and “Voting and Stock Restriction Agreement” elsewhere in this proxy statement.

To implement the Plan of Recapitalization, we must amend our Restated Certificate of Incorporation to create a new class of capital stock called Common Stock and to eliminate the provisions related to Class A and Class B Common Stock. The number of shares of Common Stock authorized for issuance will be Three Hundred Million (300,000,000) shares. The text of the Restated Certificate of Incorporation as amended and restated (“Amended and Restated Certificate of Incorporation”) is attached to this proxy statement as Annex C. In accordance with our Restated Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares is required to approve the Amended and Restated Certificate of Incorporation. Additionally, adoption of the Amended and Restated Certificate of Incorporation will require the affirmative vote of a all of the outstanding shares of Class B Common Stock.

Upon approval of the Plan of Recapitalization and the effectiveness of the Amended and Restated Certificate of Incorporation, each issued share of Class A Common Stock and each issued shares of Class B Common Stock will be automatically converted into one share of Common Stock without further action by holders. Each outstanding option to acquire shares of Class A or Class B Common Stock will be automatically converted into an option of like tenor to acquire shares of Common Stock without further action by the holders thereof. The Common Stock will be listed for trading on the Nasdaq National Market.

If you approve the Plan of Recapitalization, as well as the additional amendments to the Restated Certificate of Incorporation described below, the Amended and Restated Certificate of Incorporation will become effective upon its filing with the Delaware Secretary of State, which we intend to do promptly after the meeting.

Other Amendments to the Restated Certificate of Incorporation

In connection with the Plan of Recapitalization, the Board also reviewed the other provisions of the Corporation’s Restated Certificate of Incorporation and Bylaws to assure that they contained the provisions typical of publicly-held companies that may become subject to unsolicited takeover bids. As a result of this review, the Board concluded that a few minor changes to the Restated Certificate of Incorporation should be adopted and has approved, subject to the approval of our stockholders, amendments to our Restated Certificate of Incorporation, which are reflected in the proposed Amended and Restated Certificated of Incorporation attached to this proxy statement as Annex C. These proposed amendments are:

Stockholder Action Without a Meeting

Under our Restated Certificate of Incorporation, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon are present. The proposed amendment would eliminate the ability of stockholders to act by written consent in lieu of a meeting.

The purpose of the proposed amendment is to ensure that all stockholders entitled to vote on stockholder proposals are given an adequate opportunity to participate in a meeting where such proposed action is considered. The proposed amendment would decrease the Company’s vulnerability to unsolicited takeover bids by potential acquirers, as it would prevent a party holding or controlling a large block of the Company’s stock from using the written consent procedure to take stockholder action unilaterally and without a meeting of stockholders. The Board of Directors has determined that such unilateral action by a potential acquirer is often coercive in nature and not in the best interest of the stockholders.

Calling of Special Meetings

Under our Restated Certificate of Incorporation, special meetings of the Company’s stockholders may be called at the request of the Chairman of the Board of Directors, the Board of Directors or by the written request of at least 30% of all votes entitled to be cast at such a meeting. The proposed amendment would limit the ability to call special meetings to the Chairman and the Board.

The purpose of the proposed amendment is to prevent a person acquiring, alone or together with others, the requisite 30% of outstanding shares, from calling a special meeting that may disrupt the continuity, stability and policies of the Company. The Board believes that meetings of the stockholders should be called by the Board or the executive officers of the Company with the interests and convenience of all the stockholders, rather than those of a minority being the standard for such a call.

Amendments to the Certificate of Incorporation of By-Laws

Under our Restated Certificate of Incorporation, a simple majority of shares is required to amend the Company’s charter or Bylaws. The proposed amendment would require a vote of at least two-thirds of the outstanding shares to amend the charter or Bylaws.

The purpose of the proposed amendment is to prevent a person who has obtained control of a majority, but less than two-thirds of the voting stock of the Company, from avoiding the requirements of the charter or the Bylaws by simply repealing them. The Board believes that a super-majority vote of the stockholders is appropriate for the approval of changes to the fundamental charter documents of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE PLAN OF RECAPITALIZATION INCLUDING THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIAMONDCLUSTER INTERNATIONAL, INC.

PROPOSED AMENDMENTS TO THE DIAMONDCLUSTER EMPLOYEE STOCK PURCHASE PLAN

The Board believes that providing employees with an attractive opportunity to purchase the Company’s Common Stock through the DiamondCluster Employee Stock Purchase Plan (“ESPP”) results in participating employees thinking and acting like owners. In addition, the ESPP is an integral component of the Company’s competitive benefits package, which is required in order to attract and retain quality employees.

In July 1999 the Company’s stockholders adopted the ESPP. As initially adopted, the ESPP authorized 900,000 Class B Shares (post-split adjusted) to be available for purchase. By amendment adopted by stockholders in July 2001, the number of shares available for purchase was increased to 2,400,000. Since adoption of the ESPP in July 1999, 1,603,066 Class B Shares have been purchased by employees under the ESPP, of which approximately 1,000,000 are still held by employees.

In July 2003 the Board approved, subject to stockholder approval, amendments to the ESPP that would further increase the number of authorized shares available for purchase under the ESPP by 2,000,000 shares and would extend the term of the ESPP from April 21, 2004 to April 21, 2009. If adopted by stockholders, the amendments will become effective February 1, 2004. These amendments are necessary to continue the ESPP beyond its scheduled termination date and to have sufficient shares for purchase during the extended term.

Summary of the ESPP

Following is a summary of the principal aspects of the ESPP. The ESPP is set forth in its entirety in Appendix D to this proxy statement to which stockholders should refer for complete and detailed information.

The ESPP provides eligible employees the opportunity to purchase the Company’s Class B Common Stock at a discount through payroll deductions. The Company has designed the ESPP so that participating employees and the Company receive favorable tax treatment, as described further below. The North American Management Committee (“Committee”) administers the ESPP.

Eligible employees may enroll on any February 1, May 1, August 1 or November 1 during the term of the ESPP (“Enrollment Date”). Employees remain enrolled for 24 months after the applicable Enrollment Date unless the employee changes the amount of his or her payroll deduction or withdraws from the ESPP. Upon enrollment, an employee is granted the right to purchase shares of Class B Common Stock under the ESPP.

Eligible employees may elect on a quarterly basis on any Enrollment Date to have up to 10% of their gross base salary deducted and paid into the ESPP throughout the upcoming quarter, except that no employee may purchase shares having an aggregate market value of more than $6,250 for any quarter even if that amount is within 10% of the employee’s gross base salary. An employee may terminate his or her participation any time before the end of the quarter and receive a refund in cash of amounts deducted for that quarter. At the end of the quarter the amount deducted is automatically applied toward the purchase of the Company’s Common Stock at a discounted price (“Discount Price”), which is the lesser of:

85% of the fair market value of the shares on the Enrollment Date, or

85% of the fair market value of the shares on the date of the purchase of shares, which is one month after the last day of the quarter (“Purchase Date”).

Shares for the ESPP may be purchased by the Company in the open market in accordance with regulations of the Securities and Exchange Commission for open-market purchases, or, at the discretion of the Committee, may be previously acquired treasury shares or authorized and unissued shares.

All active full-time and part-time employees of the Company or any of its subsidiaries are eligible to participate in the ESPP, except that no employee who, immediately after subscribing for shares under the ESPP, would own stock having 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary is eligible to participate in the ESPP. However, the Board or the Committee can, without stockholder approval, terminate the ESPP at any time, or amend the ESPP, as long as no amendment increases or decreases the number of shares authorized for the ESPP or causes the ESPP not to meet the applicable requirements of Section 423 of the Internal Revenue Code (“Code”).

Federal Income Tax Consequences The ESPP is an “employee stock purchase plan” under the Code. As such, employees who participate in the ESPP do not recognize income (and the Company does not receive any deduction) at the time employees purchase shares, even though the employees will receive the benefit of the Discount Price. Employees will, however, recognize income when they sell or dispose of the shares.

The tax consequence to an employee of selling or disposing of the shares generally depends on how long the employee has held the shares. If an employee sells or disposes of the shares within two years after the Enrollment Date, the employee will recognize ordinary income to the extent the fair market value of the shares on the Purchase Date exceeded the Discount Price. The difference between the sales price and the ordinary income recognized is either short- or long-term capital gain or loss. The Company may take a tax deduction in the amount of any ordinary income recognized by the employee under this scenario.

In contrast, if the employee sells or disposes of the shares more than one year after the Enrollment Date and two years after the Purchase Date, the employee will recognize ordinary income only to the extent of 15% of the fair market value of the shares on the Enrollment Date not to exceed the gain realized on the sale or disposition. Any additional gain is long-term capital gain. The Company may take a tax deduction in the amount of any ordinary income recognized by the employee under this scenario.

The foregoing is only a summary of federal income tax consequences to the Company and participating employees and does not cover the tax consequences that might arise in every individual circumstance.

The closing price of the Company’s Class A Common on June 30, 2003 on the Nasdaq National Market System was $3.72.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE PROPOSED AMENDMENTS TO THE DIAMONDCLUSTER EMPLOYEE STOCK PURCHASE PLAN

Principal Accountant Fees and Services

Audit Fees The aggregate fees billed by KPMG LLP, the Company’s principal accountant (“KPMG”), for professional services rendered for (i) audit of the Company’s annual consolidated financial statements, (ii) review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and (iii) services provided in connection with statutory and regulatory filings were $436,351 for fiscal year 2003 and $381,114 for fiscal year 2002.

Audit Related Fees The aggregate fees billed by KPMG for audit-related services were $50,300 for fiscal 2003 and $23,000 for fiscal 2002.

Tax Fees The aggregate fees billed by KPMG for professional services for tax compliance, tax advice and tax planning were $121,768 for fiscal 2003 and $485,000 for fiscal 2002.

All Other Fees KPMG billed no fees for other products and services other than services reported above during fiscal 2003 and $10,000 for fiscal 2002.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company recommends a vote for ratification of the appointment of KPMG LLP as independent auditor of the Company and its subsidiaries to audit their books and accounts for the current fiscal year. Shares represented by proxies in the enclosed form will be voted for confirmation of KPMG LLP as independent auditor unless contrary instructions are received. Representatives of KPMG LLP will attend the annual meeting, have the opportunity to make a statement if they desire and respond to appropriate questions.

Submission Of Stockholder Proposals

Proposals of stockholders intended to be eligible for inclusion in DiamondCluster’s proxy statement and form of proxy relating to the next annual meeting must be received at the Company’s executive offices a reasonable time before DiamondCluster begins to print and mail its proxy materials for the 2004 Annual Meeting of Stockholders. Proposals should be submitted by certified mail, return receipt required, addressed to the Secretary, DiamondCluster International, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the meeting, but if any other matter properly comes before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

ANNEX A

DIAMONDCLUSTER INTERNATIONAL, INC.

AUDIT COMMITTEE CHARTER

The primary function of the DiamondCluster International, Inc. Audit Committee of the Board of Directors is to assist the Board in fulfilling its oversight responsibilities by reviewing and monitoring the integrity of the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

The membership of the Audit Committee shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq and the rules and regulations of the Securities and Exchange Commission “( SEC”). At least one member of the Audit Committee shall be a financial expert as defined by the SEC. Audit Committee members and the committee chairman shall be designated by the full Board of Directors.

The Audit Committee shall meet at least [two] times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

In meeting its responsibilities, the Audit Committee is expected to:

1.	Provide an open avenue of communication between the independent accountant and the Board of Directors.

2.	Review and reassess the adequacy of the Audit Committee’s charter annually. The Audit Committee shall annually review its own performance.

3.	The Audit Committee shall have the sole authority to appoint or replace the independent auditor, and shall approve all audit engagement fees and terms and all significant permitted non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

4.	Confirm and assure the independence of the independent accountant, including a review and pre-approval of permitted non-audit related services provided by the independent accountant. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. The independent accountant shall report directly to the Audit Committee.

5.	Inquire of management and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

6.	Consider, in consultation with the independent accountant, the audit scope and plan.

7.	Consider and review with the independent accountant:

a)	The adequacy of the Company’s internal controls.
b)	Any related significant findings and recommendations of the independent accountant together with management’s responses thereto.

8.	Review with management and the independent accountant at the completion of the annual examination:

a)	The Company’s annual financial statements and related footnotes.
b)	The independent accountant’s audit of the financial statements and report thereon.
c)	Any significant changes required in the independent accountant’s audit plan.
d)	Any serious difficulties or disputes with management encountered during the course of the audit.
e)	Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

9.	Review and discuss with management all draft filings with the SEC, including disclosure made in management’s discussion and analysis, and other published documents containing the Company’s financial statements as appropriate. Recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

10.	Review and discuss quarterly reports from the independent accountants on:

a)	All critical accounting policies and practices to be used.
b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant.
c)	Other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

11.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

12.	Review disclosures made to the Audit Committee by the Company’s CEO, Senior Executive Vice President, Finance and Administration and CFO during their certification process for the Forms 10-Q and 10-K about any significant deficiencies in the design or operation of internal controls or material weakness therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

13.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountant.

14.	Review legal and regulatory matters that may have material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

15.	Meet with the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.

16.	Report Audit Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

17.	The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation, the compensation of which will be funded by the Company.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

ANNEX B
AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
AND
PLAN OF RECAPITALIZATION
OF
DIAMONDCLUSTER INTERNATIONAL, INC.

The Board of Directors of DiamondCluster International, Inc., a Delaware corporation (the “Corporation”), desires to effect this Plan of Recapitalization (“Plan”) pursuant to the provisions of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and section 242 of the Delaware General Law. The Corporation has determined it to be in its best interests, pursuant to this Plan, to amend its Certificate of Incorporation to provide for only one class of common stock. This Plan shall be subject to the vote of the stockholders of the Corporation.

PRESENT CAPITALIZATION

The current authorized capital stock of the Corporation consists of (i) Two Hundred Million (200,000,000) shares of Class A common stock, 0.001 par value per share (the “Class A Common Stock”), (ii) One Hundred Million (100,000,000) shares of Class B common stock, $0.001 par value per share (the “Class B Common Stock”; together with the Class A Common Stock, the “Existing Common Stock”) and (iii) Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share (the “Preferred Stock”).

PROPOSED PLAN OF RECAPITALIZATION

Restated Certificate Pursuant to the General Corporation Law of the State of Delaware and this Plan, the Corporation will file the Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), a copy of which is attached hereto as Exhibit A, with the Secretary of State of the State of Delaware. Except as otherwise provided herein, the transactions contemplated by this Agreement shall become effective at such time as the Restated Certificate is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Corporation and the stockholders holding a majority of the issued and outstanding shares of Existing Common Stock (the “Effective Time”).

Reclassification of Shares At the Effective Time, each share of Class A Common Stock and each share of Class B Common Stock issued immediately prior to the Effective Time shall, without any further action on the part of the Corporation or the holder thereof, be reclassified into one share of Common Stock having the powers and privileges described in the Restated Certificate.

Authorized Capitalization At the Effective Time, the Corporation’s authorized capitalization shall consist of Three Hundred Million (300,000,000) shares of Common Stock, par value $.001 per share, and Two Million (2,000,000) shares of Preferred Stock, par value $1.00 per share.

Other Actions Prior to the Effective Time, the Board of Directors of the Corporation shall take any action necessary to effectuate the transactions contemplated by this Plan.

BUSINESS PURPOSE OF RECAPITALIZATION

Because each outstanding share of Class B Common Stock has five votes, the holders of the Class B Common Stock may significantly influence all matters brought to a vote of stockholders. In addition, all of the holders of Class B Common Stock have granted proxies to the Chief Executive Officer of the Company to vote their shares. Accordingly, the Chief Executive Officer currently controls a substantial portion of the voting rights of the outstanding common stock. The Board of Directors has determined that, as a matter of good corporate governance policy, it is no longer in the Company’s best interest for the Chief Executive Officer to have such voting control. The Plan will bring the Company’s system of corporate governance more in line with the governance of other publicly held companies.

METHOD OF EFFECTUATING PLAN OF RECAPITALIZATION

The proposed Restated Certificate, as outlined in this Plan, together with this Plan itself, will be presented to stockholders and the Board of Directors of the Corporation for their approval. Upon such approval, the officers of the Corporation will file the Restated Certificate and without any further action on the part of the Corporation or the holder thereof, each share of Class A Common Stock and each share of Class B Common Stock will be converted to one share of Common Stock.

CONDITIONS UPON WHICH THIS PLAN SHALL BECOME EFFECTIVE

The foregoing exchange and issuance of stock shall be conditioned upon this Plan being declared effective by the Board of Directors of the Corporation. The Board of Directors of the Corporation will not take such action unless and until the stockholders of the Corporation have approved this Plan and the exchange and issuance of the stock and the Restated Certificate has been filed with and accepted by the Secretary of State of Delaware.

It is the intent of the Board of Directors of the Corporation that the Plan proposed herein shall be tax-free by virtue of the Corporation’s continuing compliance with the requirements of Section 368(a)(1)(E) (and all related and applicable Sections) of the Code.

In Witness Whereof, DiamondCluster International, Inc., pursuant to authority duly given it by its Board of Directors, has caused this Plan of Recapitalization to be duly executed by its Chairman and Chief Executive Officer as of July      , 2003

DiamondCluster International, Inc.

By

Melvyn E. Bergstein
Chairman & Chief Executive Officer

ANNEX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIAMONDCLUSTER INTERNATIONAL, INC.

DiamondCluster International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the present name of the Corporation is DiamondCluster International, Inc., f/k/a Diamond Technology Partners Incorporated, and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 1996 (the “Original Certificate of Incorporation”).

SECOND: That, by written consent in lieu of a meeting of the Board of Directors of said Corporation pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), resolutions were duly adopted in accordance with Section 245 of the Delaware General Corporation Law, setting forth a proposed amended and restated certificate of incorporation of said Corporation (the “Amended and Restated Certificate of Incorporation”).

THIRD: That the text of the Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Amended and Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE 1          NAME

The name of the corporation is DIAMONDCLUSTER INTERNATIONAL, INC. (the “Corporation”).

ARTICLE 2          REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3          PURPOSE AND POWERS

The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4          CAPITAL STOCK

4.1	Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Three Hundred Two Million (302,000,000) of which Three Hundred Million (300,000,000) shall be Common Stock, par value $0.001 per share (the “Common Stock”) and Two Million (2,000,000) shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

4.2	Common Stock.

4.2.1	Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate(s) of designations filed to establish the respective classes or series of Preferred Stock.

4.2.2	Dividends and Other Distributions. Each share of Common Stock issued and outstanding shall be identical in all respects, and no dividend shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Subject to the powers, rights, privileges, preferences and priorities of the Preferred Stock, the holders of Common Stock shall have exclusively all other rights of stockholders, including, without limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably all of the assets and funds of the Corporation remaining after the payment to the creditors of the Corporation.

4.3	Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate(s) pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the voting powers, designations, preferences and relative, participating, optional, or other special rights of the shares of each such class or series and to fix the qualifications, limitations, or restrictions thereof. Each share of each such class or series of Preferred Stock shall have the same relative rights as and be identical in all respects to all other shares of the same class or series.

ARTICLE 5          BOARD OF DIRECTORS

5.1	Number, Election and Classification. The number of directors of the Corporation shall be not less than five nor more than fifteen, the exact number of directors to be fixed from time to time by or in the manner provided in the By-laws of the Corporation. The Board of Directors of the Corporation shall be divided into three classes, each class consisting of approximately one-third of the total number of directors. The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders.

At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Unless and except to the extent that the Bylaws or the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

Any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the vote of a majority of the directors then in office, whether or not a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No director may be removed except for cause and then only by an affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose. At least thirty days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal shall be considered at such meeting.

5.2	Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.3	Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director, (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 6          COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 7          AMENDMENT OF BY-LAWS

The Board of Directors or the stockholders may from time to time adopt, amend or repeal the By-laws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose. Such action by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose.

ARTICLE 8          RESERVATION OF RIGHT TO AMEND
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

ARTICLE 9          STOCKHOLDER MATTERS

9.1	Consent in Lieu of Meeting Not Permitted. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

9.2	Call of Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the Secretary at the request of the Board of Directors. Such request shall include a statement of the purpose or purposes of the proposed meeting.

ARTICLE 10          AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Except as set forth in this Article 10 or as otherwise specifically required by law, no amendment of any provision of this Amended and Restated Certificate of Incorporation shall be made unless such amendment has been first proposed by the Board of Directors of the Corporation upon the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose and thereafter approved by stockholders of the Corporation by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, DiamondCluster International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, as of the 23rd day of September 2003.

DiamondCluster International, Inc.

By

Nancy K. Bellis

Vice President, General Counsel, Secretary

ANNEX D

DIAMONDCLUSTER INTERNATIONAL, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Effective February 1, 2004

The DiamondCluster International, Inc. Restated and Amended Employee Stock Purchase Plan, as further amended, provides eligible employees of DiamondCluster International, Inc., a Delaware corporation (the “Company”), and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company on the terms and conditions set forth below.

1       Definitions

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Management Committee, as constituted from time to time.

“Common Stock” means the Company’s Class B Common Stock, par value $0.001 per share, and the Company’s Class A Common Stock into which such Class B Common Stock may be converted.

“Compensation” means with respect to a Participant, the portion of the Participant’s base salary paid to the Participant during the applicable payroll period.

“Effective Date” means April 21, 1999.

“Eligible Employee” means an employee who is eligible to participate in the Plan pursuant to Section 3.

“Enrollment Date” means the Effective Date and each July 1, October 1, January 1 and April 1 thereafter; provided that effective July 1, 2001, “Enrollment Date” means July 1, 2001, and each November 1, February 1, May 1, and August 1 thereafter.

“Enrollment Period” means the 24-month period commencing on a Grant Date.

“Fair Market Value” means the average of the closing price of a share of the Company’s Class A Common Stock on the NASDAQ National Market System for the ten trading days immediately preceding the Grant Date or the Purchase Date, as applicable.

“Grant Date” means the Enrollment Date as of which a Participant’s Option is granted under Section 4.1.

“Option” means an option to purchase shares of Common Stock under the Plan, pursuant to the terms and conditions thereof.

“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 4.

“Payment Period” means the period beginning with the first day of the calendar quarter and ending on the last day of the calendar quarter following each Enrollment Date; provided that the first Payment Period shall begin on the Effective Date and end on September 30, 1999; provided further that effective July 1, 2001, “Payment Period” means the period beginning July 1, 2001 and ending on October 31, 2001, and the three-month period ending each January 31, April 30, July 31 and October 31 thereafter.

“Plan” means the DiamondCluster International, Inc. Restated and Amended Employee Stock Purchase Plan, as amended from time to time.

“Plan Account” means an account maintained by the Plan Administrator for each Participant to which the Participant’s payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

“Plan Administrator” means such other person or persons, including a committee, as may be appointed by the Committee to administer the Plan.

“Purchase Date” means except as provided in Section 15, the last day of a Payment Period.

“Purchase Price” means the lesser of 85% of the Fair Market Value of Common Stock on the Grant Date of an Enrollment Period, or 85% of the Fair Market Value of a share of Common Stock on the applicable Purchase Date of such Enrollment Period.

“Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2       Stock Subject to the Plan

Subject to Section 12, the aggregate number of shares of Common Stock which may be sold under the Plan is 4,400,000. The Company shall either make open-market purchases to provide shares of Common Stock for purchase under the Plan or, at the discretion of the Committee, sell Treasury shares or issue authorized but unissued shares of Common Stock.

3       Eligible Employees

An “Eligible Employee” means each employee of the Company and each employee of a Subsidiary to which the Plan is extended by the Committee, except as otherwise provided in Section 4.3.

4       Participation in the Plan

4.1	An Eligible Employee may participate in the Plan effective as of any Enrollment Date by enrolling in the Plan via paper enrollment using an Enrollment/ Change Form in advance of such date as the Plan Administrator shall deem equitable under the circumstances. This authorizes payroll deductions from such Employee’s Compensation. The Enrollment Date as of which an Eligible Employee commences or recommences participation in the Plan, and each Enrollment Date as of which an Eligible Employee renews his authorization under Section 4.2, is a Grant Date. A Participant’s payroll deductions under the Plan shall commence on his initial Grant Date, and shall continue, subject to Section 4.2, until the Eligible Employee terminates participation in the Plan or the Plan is terminated; provided, that such payroll deductions shall not commence until the Company has received such Eligible Employee’s electronic enrollment and such Employee has received all information required to be disclosed to such Employee under applicable securities laws.

4.2	A Participant’s payroll deduction authorization shall be automatically renewed effective on the Enrollment Date following the conclusion of his initial Enrollment Period and each subsequent Enrollment Period unless he otherwise notifies the Plan Administrator in writing at least 20 days in advance of such date.

4.3	Notwithstanding the foregoing, an Eligible Employee shall not be granted an Option on any Grant Date if such Employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock, which an Eligible Employee may purchase under outstanding options shall be treated as stock owned by such Employee.

5       Payroll Deductions

An Eligible Employee may participate in the Plan only through payroll deductions. Payroll deductions shall be made from the Compensation paid to each Participant for each payroll period in such whole percentage from 1% to 10% as the Participant shall authorize in his election form. No Eligible Employee may be granted an Option which permits his rights to purchase Common Stock under the Plan, and any other stock purchase plan of the Company or any Subsidiary that is qualified under Section 423 of the Code, to accrue at a rate which exceeds $6,250 of Fair Market Value of such stock (determined on the Grant Date of such Option) for each calendar quarter of the Company in which the Option is outstanding at any time.

6       Changes in Payroll Deductions

A Participant may elect to increase or decrease the amount of his payroll deductions once during a Payment Period via an Enrollment/ Change Form at any time during that Payment Period. Any such change shall not become effective sooner than the next Payment Period after receipt of his election form.

7       Termination of Participation in Plan

7.1	A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office. Such Participant’s payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice. If the former Participant remains employed by the Company or any of its Subsidiaries after termination of his participation in the Plan, any payroll deductions credited to such Participant’s Plan Account may be used to purchase shares of Common Stock on the next Purchase Date or refunded, without interest, to the Participant, at the election of the Participant. Except as provided in Section 9(ii), an Eligible Employee whose participation in the Plan is terminated may rejoin the Plan no earlier than three months following his withdrawal by re- enrolling via an Enrollment/ Change Form in accordance with Section 4.1.

7.1	A Participant’s participation in the Plan shall be terminated upon termination of his or her employment with the Company and its Subsidiaries for any reason. If a former Participant is no longer employed by the Company or any of its Subsidiaries, any payroll deductions credited to his Plan Account (plus, in the case of an involuntary termination of employment, interest at the rate determined by the Plan Administrator) shall be paid to him in cash as soon as practicable following his termination of employment.

8       Purchase of Shares

8.1	On each Grant Date, each Participant shall be deemed to have been granted an Option.

8.2	On each Purchase Date of an Enrollment Period, each Participant shall be deemed, without any further action, to have purchased that number of whole shares of Common Stock determined by dividing the Purchase Price on such date into the balance in the Participant’s Plan Account on the Purchase Date. Any amount remaining in the Participant’s Plan Account shall be carried forward to the next Purchase Date unless the Plan Account is closed.

8.3	As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include the number of shares of Common Stock purchased on the Purchase Date on behalf of such Participant under the Plan.

8.4	A stock certificate for whole shares of Common Stock in a Participant’s Plan Account shall be issued upon request of the Participant at any time. If the Participant’s employment with the Company and all Subsidiaries terminates, a stock certificate for whole shares of Common Stock in his Plan Account shall be issued as soon as administratively feasible thereafter. Stock certificates under the Plan shall be issued, at the election of the Participant, in his name or in his name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment shall be made for any fraction of a share in such account, if necessary to close the account.

9       Automatic Withdrawal

If the Fair Market Value of the Shares on any Purchase Date of an Enrollment Period is less than the Fair Market Value of the Shares on the Grant Date for such Enrollment Period, then every participant shall automatically (i) be withdrawn from such Enrollment Period at the close of such Purchase Date and after the acquisition of Shares for such Enrollment Period, and (ii) be re-enrolled in the Enrollment Period commencing on the first business day subsequent to such Purchase Date, notwithstanding the last sentence of Section 7.1.

10     Rights as a Stockholder

A Participant shall not be treated as the owner of Common Stock until the Purchase Date of such stock under the Plan. As of the Purchase Date a Participant shall be treated as the record owner of his shares purchased on such date pursuant to the Plan. Effective as of the Purchase Date, such Participant shall agree in writing to become subject to the terms and conditions of the Second Amended and Restated Voting and Stock Restriction Agreement, dated August 4, 1997.

11     Rights Not Transferable

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

12     Application of Funds

All funds of Participants received or held by the Company under the Plan before purchase of the shares of Common Stock shall be held by the Company without liability for interest or other increment, except as provided in Section 7.2.

13     Adjustments in Case of Changes Affecting Shares

In the event of a subdivision or consolidation of outstanding shares of Common Stock of the Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Plan Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Plan Administrator to give proper effect to such event.

14     Administration of the Plan

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code Section 423, if applicable, and the Plan Administrator shall, to the extent possible, interpret the provision of the Plan so as to carry out such intent.

15     Amendments to the Plan

The Committee may, at any time, or from time to time, amend or modify the Plan; provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized for the Plan (other than as provided in Section 12 or 15), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made which would cause the Plan to fail to meet the applicable requirements of Code Section 423.

16     Termination of Plan

The Plan shall terminate upon the earliest of (i) the tenth anniversary of the Effective Date, (ii) the date no more shares remain to be purchased under the Plan, and (iii) the termination of the Plan by the Board of Directors of the Company as specified below. The Board of Directors of the Company may terminate the Plan as of any date. The date of termination of the Plan shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis in proportion to his Plan Account balance on such Purchase Date, and any excess payroll deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Plan Administrator.

17     Costs

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any costs or expenses of selling shares of Company Stock acquired pursuant to the Plan shall be borne by the holder thereof.

18     Governmental Regulations

The Company’s obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

19     Applicable Law

This Plan shall be interpreted under the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of Illinois. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code, if applicable. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

20     Effect on Employment

The provisions of this Plan shall not affect the right of the Company or any Subsidiary or any Participant to terminate the Participant’s employment with the Company or any Subsidiary.

21     Withholding

The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts, which it is required by law to withhold.

22     Sale of Company

In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Company shall require that each outstanding Option be assumed or an equivalent right to purchase stock of the successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the Plan is terminated.

23     Effective Date

The Plan shall become effective April 21, 1999, provided that the stockholders of the Company approve it within 12 months after the date the Plan was adopted by the Board of Directors of the Company. If the Plan is not approved by the stockholders prior to such date, the Plan shall terminate, all grants hereunder shall be cancelled and be of no further force and effect, and all persons who shall have been granted Options pursuant to this Plan shall be entitled to the prompt refund in cash, with interest, of all sums withheld from or paid by them pursuant to this Plan.